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                                  TRIMERIS INC.
               First Quarter 2003 Earnings Release Conference Call
                                  May 13, 2003
                                  10:00 am EDT

Operator:             Good morning. My name is Latisha and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the Trimeris First Quarter 2003
                      Earnings Release conference call.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                      This conference call may contain projections, estimates, and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris' filings with the Securities and Exchange Commission.
                      Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of research and development activities, regulatory authorizations, and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials.
                      And our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. A complete description of these risks is set forth in the company's Form 10-K dated March 27, 2003, filed with the Securities and Exchange Commission and its periodic reports filed with the SEC.

                      Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented in this call represents management's current judgment on future direction of the company's business such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

                      Thank you.  Dr. Bolognesi you may begin your conference.

Dr. Dani Bolognesi:   Good morning. Thanks for joining us today on our
                      First Quarter 2003 conference call. We would like to welcome those of you participating by phone as well as those of you listening over the Internet. Notice of the call on the Internet site was included with the press release issued this morning. With me are Nick Ellis, President, Bob Bonczek, Chief Financial Officer, Walter
                      Capone, Vice President of Commercial Operations, and Tim
                      Creech, Vice President of Finance of Trimeris.

                      I will start with a brief summary of our financial results for the first quarter 2003 as discussed in the press release. For the first quarter Trimeris reported a loss of $15.9 million or 75 cents a share compared with a loss of $17.7 million or 97 cents a share in the first quarter of 2002. The commercial launch of FUZEON began on March 27 -- less than two weeks after receiving FDA accelerated approval. Net sales for the quarter were $7,000 reflecting the first few prescriptions filled for patients. Trimeris records FUZEON sales on an accrual basis when Chronimed allocates drug for shipment to the patient while reimbursement from Roche follows one quarter later.

                      Cash and investments totaled $139.9 million at March 31, 2003. Looking forward for 2003 our expectation for full year results is consistent with the guidance given in our year-end call on March 20. To reiterate these, research and development costs including our portion of the expenses shared with Roche are expected to range from $45 to $55 million. General and administrative expenses -- excluding any sales and marketing expenses -- are expected to range from $12 to $15 million.
                      Research and development and general and administrative expenses for the second quarter of 2003 should be higher than the amounts incurred in the first quarter.
                      Non-cash compensation expense should be slightly lower than the first quarter. Interest income is expected to range from $1.5 to $2 million.

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                      Sales and marketing costs for FUZEON include direct
                      marketing expenses, sales force expenses, Phase IIIb/IV studies, and other related costs and are included in the collaboration loss on our income statement. Based on our analysis we expect our share of total FUZEON sales and marketing expenses for 2003 to be consistent with the general guidance provided on our last call.

                      In connection with the approval of FUZEON in the U.S. we received an $8 million milestone payment and expect to receive an additional $5 million milestone payment upon European approval. These milestones along with our previous milestones will be amortized from the date of receipt through mid-2007. As a result, milestone revenue for 2003 is expected to be approximately $2.6 million.

                      The first quarter of 2003 was certainly one of the most memorable in Trimeris' history as we along with our partner Roche received FDA accelerated approval for FUZEON -- the first HIV fusion inhibitor. This regulatory approval validated our scientific approach and was enthusiastically welcomed by the HIV community as FUZEON represents the first new class of anti-HIV drugs since 1996. It also signaled good news for our shareholders who have supported us through many years of development to the launch of our first product. This achievement puts Trimeris in a relatively small but elite group of biotech companies that has successfully brought a product all the way from the laboratory through the clinical and regulatory path to market.

                      Within a week of receiving accelerated approval by the FDA to market FUZEON in the U.S. the European Committee for Proprietary Medicinal Products -- CPMP -- adopted a positive opinion recommending the marketing authorization for FUZEON in the EU. With the CPMP's positive opinion FUZEON will now be considered for approval by the European Commission. Submissions for marketing authorization have also been made in Australia, Canada, and Switzerland. We anticipate receiving EU marketing approval during the first half of 2003.

                      I would now like to provide you with an update of the FUZEON launch, the reimbursement process, and the status of manufacturing. The product launch for FUZEON in the U.S. commenced on March 27 as drug was shipped to the first patient. As anticipated given pent up demand for FUZEON prior to launch we experienced significant influx of prescriptions in the days immediately following FDA approval. That initial influx has transitioned into a steady flow of prescriptions being received daily. This has resulted in current demand for 3,600 patients which is in the process of being fulfilled. The 3,600 figure includes patients currently in clinical trials who will transition to commercial drug during the next three months. This is in line with our expectations and on track with our objective to have 8,000 to 10,000 patients in the U.S. receiving FUZEON by year end. Currently over 750 out of the 2,000 physicians who prescribe the most HIV drugs in the United States are prescribing FUZEON and this number is increasing steadily.

                      Given our goal of providing drug to as many patients as possible, as quickly as possible, and ensuring uninterrupted supply we are working intensively with our Roche colleagues to establish a regular reimbursement for FUZEON. At present a wait list is not being formally initiated as we are still working through the prescription reimbursement process that is seen with newly approved drugs. Within the next two months we will have better information upon which to assess wait list initiation and its management.

                      Our reimbursement discussions with payors have been proceeding well given that the process typically takes 90 days or more or average following drug approval by the FDA. Working with Roche we began laying the groundwork for the reimbursement process in early 2002. Since announcing the wholesale acquisition costs for FUZEON and obtaining FDA approval we have been working in earnest with private incumbent payors during the last 45 days to ensure that FUZEON is included in their formularies.

                      Currently 48 state Medicaid programs and the District of Columbia have added FUZEON to their list of reimbursable products. The Veterans Administration, which cares for 5% to 10% of all HIV patients in the U.S., has also begun covering FUZEON.

                      Recognizing the fiscal challenges facing U.S. AIDS drug assistance programs, Roche was the first of eight pharmaceutical companies to reach an agreement with members of the National Alliance of State and Territorial AIDS Directors regarding formulary inclusion and reimbursement for

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                      FUZEON. Eleven state ADAPs are covering FUZEON including
                      four of the 20 largest programs in the U.S. We feel that the ADAP coverage of FUZEON -- particularly in the states with the largest HIV-positive population -- will increase as these plans finalize their budgets for the next fiscal year, which for many begins in June of 2003. Based on 2002 Scott Levin data, we expect ADAPs to account for approximately 15% of the total HIV payor mix.

                      Finally, 94% of the 142 largest private payor plans such as United Healthcare, Aetna, WellPoint, CIGNA, Kaiser, Humana, Health Net, and Blue Cross Blue Shield are covering FUZEON. We are very pleased with the progress we have seen regarding reimbursement to date and feel that this fairly rapid update reflects both the perceived need for a product like FUZEON and recognition of the benefits it can provide to treatment experienced patients.

                      In our second quarter earnings call update in August we expect to cover the first full quarter of FUZEON revenues which will reflect the initial reimbursement listing, prescription processing, and health care provider and patient adoption.
                      During the second quarter we will be in a transition phase as the number of payors reimbursing FUZEON continues to grow and average prescription processing time from initial reimbursement listing decreases from three weeks or so to less than one week. In our third quarter update in November our reported FUZEON sales should reflect the achievement of our reimbursement objectives and the optimized turnaround time for prescription processing.

                      In addition to the work we've been doing on the reimbursement front our commitment to ensuring a successful launch of FUZEON also entails building greater efficiencies in the manufacturing process in order to increase supply. Our work in this arena has been going very well. The timing and implementation of production improvements are proceeding as planned and we will update you when these improvements are completed. This will occur at several points during the 2003 calendar year.

                      Consistent with our previous guidance we are still on track to produce enough FUZEON to supply 12,000 to 15,000 patients worldwide by the end of 2003 including allocations of a six-month safety supply of drug for each patient on FUZEON. In the U.S. Roche and Trimeris anticipate providing FUZEON progressively through 2003 to reach a year-end total of 8,000 to 10,000 patients.
                      For the quarter the supply of kits was in line with forecasts. At launch we had supply for approximately 1,500 patients and anticipate adding supply for 1,000 additional patients per month through year-end 2003.

                      I would now like to spend a moment on the FUZEON 48-week data and its significance. As outlined in our press release issued on April 28 topline clinical results from the combined TORO studies show significant sustained and durable response at 48 weeks in patients treated with FUZEON in combination therapy. The combined analyses for these studies showed that patients who receive FUZEON as part of their individualized regimen achieved a mean reduction in HIV levels of 1.48 log copies per mL compared to a mean reduction of 0.63 log copies per mL for those randomized for the individual regimen without FUZEON -- a difference of 0.85 log copies per mL.

                      The increase from baseline in CD4 cells was 91 cells/mm3 for patients in the FUZEON containing arm versus 45 cells in patients in the control arm. This is an actual increase in CD4 cells from the levels that we recorded with the 48-week data and is a very welcome sign. The percentage of patients achieving a reduction of HIV viral load to undetectable levels -- less than 400 copies per mL -- was
                      30.4 for the FUZEON containing arm versus 12.0 for the control arm. All of these results were statistically significant with a p value of less than .0001.

                      Overall study discontinuation rates were similar on the two arms -- 26.5% for FUZEON versus 28.7% for the control arm. Safety analyses for 48 weeks are ongoing. Local injection site reactions were the most frequently reported adverse events associated with the use of FUZEON -- 4.4% of patients treated with FUZEON discontinued treatment due to injection site reactions.

                      The implication of this data is that most patients receive benefit from and remain on FUZEON therapy for at least a year and probably longer. It therefore promotes the acceptability of FUZEON by patients and clinicians; enhances an already compelling cost effectiveness case for FUZEON

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                      treatment; strengthens the rationale for public and
                      private payor support; and reinforces the importance and utility of the fusion inhibitor class of anti-HIV drugs. We are very pleased with the durability of FUZEON and anticipate releasing full 48-week results at scientific meetings later this year.

                      Our development work on T-1249 -- our second-generation fusion inhibitor -- continues to move ahead. And we are on track to initiate Phase II trials later this year.

                      The results that we have obtained in studies T-1249 102 presented at the Retrovirus Meeting in February indicates that T-1249 is active in patients who have developed resistance to FUZEON. This allows us to pursue a strategy whereby the drugs can be sequenced maximizing the time that a patient could be treated with these two fusion inhibitors. We continue to focus our research efforts on FUZEON and T-1249 product improvements.

                      Because growing HIV resistance and patients intolerance to drug therapy will remain challenges to effective patient treatment we are using our scientific expertise to discover and develop future generation peptides with more robust resistance profiles and enhanced pharmaceutical properties.

                      In conclusion these have been very exciting few months at Trimeris as we continue to make the transition to a revenue generating company. The coming months promise to be just as productive as we focus on making sure all the elements are in place to make FUZEON a success and continue to work on advancing T-1249.

                      As always we look forward to keeping you up-to-date on all of the developments at the company including FUZEON's European approval and launch anticipated in the first half of 2003; providing regular updates on the number of patients on drug as well as supply and demand; providing additional updates on our manufacturing progress throughout the year; initiating Phase II trials for T-1249 in 2003; and presenting additional analyses including the complete 48-week results from TORO-1 and TORO-2 at major scientific meetings later this year.

                      I would now like to turn the call over to questions.

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Stephen Harr with Morgan Stanley.

Stephen Harr:         Good morning Dani and thanks for the update. I was hoping
                      that - first of all just to go through some of the numbers that you gave us. If you could just give us the number of patients who are on drug currently.

                      And is it a reasonable assumption given that you said you had capacity for 1,500 patients at launch and you're adding about 1,000 patients per month that you're around, you know, 3,000 patients in capacity right now?

Dr. Dani Bolognesi:   Well Steve, as we said -- and I'll turn this over to
                      Walter here in a moment -- as we've said this figure of 3,600 patients right now includes the demand that would come from the patients that are in the clinical studies and the expanded access programs plus the patients that represent new prescriptions.

                      And the numbers of patients that represent the latter figure and will be transitioned on drug in the next - I'm sorry the former figure that is - the patients on clinical trials - as you know, is somewhere a bit above a 1,000 patients right now. So that gives you a sense of what's happening as far as the demand aspect of things.

                      Now, Walter, if you would now spend some time and give Steve the process of what's going on with reimbursement and prescription processing then I think you can get a sense of how this is moving through the queue.

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Walter Capone:        Thank you. And as Dani had indicated the number of
                      patients - the total in terms of demand is actually a little bit ahead of the actual supply we have on hand if we use the figures that you had said and the figures that Dani had said. So the process itself is one where right now it's taking roughly three weeks or so on average -- some payors going a little faster, some payors going a little slower for prescriptions to get processed through the system. In addition the number of payors...

Dr. Dani Bolognesi:   Walter and that is after they have achieved reimbursement
                      right?

Walter Capone:        I was just getting to that point right now. Exactly. And
                      that's upon - or at the point where they actually have a listing in reimbursement. And that facet is one that's evolved since the dates that Dr. Bolognesi indicated in the discussion earlier where - well we launched at the end of March.

                      It's taken roughly that six-week time frame to get to the point where we are right now that we referenced in terms of Medicaid, ADAP, and private payors at their level of reimbursement. So that rate has actually grown over time. It's been kind of a ramp right there. So, we have that effect happening and as those reimbursers come they've begun their process of reimbursing for FUZEON. That's what's taken, you know, what's taken in in that three week or more so time frame.

                      And as we see that process become more regular and more consistent we would anticipate that will reduce down to a week or often less in a lot of the cases that we have with reimbursers right now. And that should happen as we get more toward the early to mid-summer time.

Dr. Dani Bolognesi:   And if I could just add one thing. We will - in our second quarter earnings call in August we will be providing you with actual patient numbers when these facets have reached equilibrium. I think that'll be the most appropriate time to be able to tell you what's going on in that sector as well as the number of patients that are in the queue so to speak and being processed.

Stephen Harr:         Okay. And then just to go to the - just to follow up on
                      that question then. In terms of - I guess I jumped on the call a little bit late and want to make sure I heard correctly in terms of when you're recognizing revenue from the Roche/Trimeris collaboration. Is that on a quarter trailing basis? Is that what you said?

Bob Bonczek:          No. This is Bob Bonczek. What we're doing with revenue
                      recognition is Chronimed obviously is the one dealing with the scripts. The scripts come in. They basically clear the script by making sure there's reimbursement. And then they allocate drug. This is basically a 24-hour process or so.
                      As they clear the reimbursement situation and they make allocations that's when we -- Trimeris -- recognize the revenue. The cash comes to Trimeris from Roche a quarter later.

Stephen Harr:         Okay. I've got you. So you're recognizing the
                      Roche/Trimeris profit/loss as it happens.

Bob Bonczek:          Right.

Tim Creech:           Right. This is Tim Creech. The $7,000 we recognized for
                      the quarter actually occurred in the last three days of March.

Stephen Harr:         All right. And one last question and then I'll jump off.
                      And that is on the 48-week data. I know a number of investors have been concerned about what the drop out rate was at one year. And you said that it was around 36% in the FUZEON arm meaning that well over half of our patients are still on drug at one year. Is that - did I hear that correctly?

Dr. Dani Bolognesi:   No Steve, it's 26% for the FUZEON arm and a bit more than
                      that on the control arm at 28%. So basically three quarters of the patients that were on the FUZEON arm are still on at 48 weeks.

Stephen Harr:         Suggesting that the drug may be better-tolerated long term than...

Dr. Dani Bolognesi:   I believe so. I believe that's an exceptional result. So
                      and, you know, we will obviously continue to be following these patients all the way through 96 weeks.

Stephen Harr:         Great. Thanks a lot. And, congratulations on getting
                      Trimeris out on the market.




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Dr. Dani Bolognesi:   Thank you Steve.

Operator:             Your next question comes from Meg Malloy with Goldman
                      Sachs.

Meg Malloy:           Thanks. And thanks for the update. I guess I just wanted
                      to get a little clarification on a couple things. First what would it take to work down from a three weeks process to a one-week process?

                      And secondly would you care to indicate which states you've gotten ADAP clearance at least in terms of the larger states?

                      And then finally in terms of formulary approval - or rather a full reimbursement - what seems to be the criteria? Are there stringent criteria in terms of making sure that patients have failed other anti-retrovirals before they start?

Dr. Dani Bolognesi:   Okay. Thanks Meg. I think we have all those three in our
                      arsenal. So Walter I'd like you to answer that question if that's okay.

Walter Capone:        I'll try to take them one at a time. Meg, remind me if I
                      miss any along the way. In terms of working from a three week down to a one week average prescription processing time I think what we're seeing there is very much a reflection of what happens with any new drug that comes through and new prescriptions for a new drug has the first reimbursement - or listed for reimbursement.

                      A great deal of practical issues have to be managed as some of the people that are actually working to process the prescriptions actually work through their approval systems. It's oftentimes at the very outset unclear under what kind of benefit a new entity or drug is covered whether it's under a medical or a pharmacy benefit. So that facet has to be taken into account. Sometimes many of the larger plans on the private side will work their prescriptions through a PBM so they'll actually refer these over. And as the first new prescriptions go through that process it takes more time just to recognize that it is a drug, it is listed, and we do cover it. The flow of the tenth prescription going through is a lot faster than the flow of the first two or three.

                      So, there's the vagaries of coverage and how it's covered. There are vagaries of just setting up the administrative process of, you know, having the paper flow through smoothly.

                      And then there's the third facet of if there's any kind of determination -- and I think it speaks to your third point of criteria on how patients get drug or which patients get drug -- that facet from pharmacy and therapeutics review perspective also has to take place and has to be verified. So basically with those kinds of parameters it's really the first 60 to 90 days that a lot of these flow and a lot of these processes actually get laid out and systematized that they happen more on a real time transactional basis as opposed to special exception basis which tends to be the case when a drug is first approved.

                      And we are basically seeing that kind of acceleration and that kind of improvement with the reimbursers who started very early on in the process at the beginning of April. Their average times are now getting down to closer to that week or so time frame or less. And obviously the newer folks are starting out at the higher end of that three-week plus process. So that kind of hopefully will shed some light on how we work that down. And it's really just getting prescriptions through and flowing them through in sufficient volume.

                      In terms of ADAPs we have not commented specifically on which ADAPs we are or are not covering primarily because of the ADAPs themselves feeling a great deal of pressure both from their own internal situations as well as from a lot of different communities that are interested in FUZEON, querying them as to their coverage or not. So, I think it would be premature for us to comment on that. And we tend to kind of go against the desires that the ADAP groups have expressed to us of trying to control the amount of time and effort that they spend on our drug and channel that to the actual approval and funding for the drug as opposed to answering questions about who is covering and when they're going to cover.

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                      The kind of message that Dr. Bolognesi explained earlier
                      is very much the case as many of these state ADAP programs turn to their new fiscal year in June. That's when a lot of those that have not converted yet we anticipate will be making the move. And a number of them have already basically have the drug and the approval lined up for that process to take place.

                      In terms of the reimbursement and the criteria for fulfillment of prescriptions we find that on the one side they follow very much that you would see for an injectable drug of this kind. Basically payors on the private side are listing FUZEON in the same kind of category as other injectables. And along - the terms of getting access to FUZEON we find that's been done very much along the lines of our approved labeling. Basically patients with ongoing viral replication display an ongoing HIV therapy are generally the ones and that's generally the guideline that's being given to initiate therapeutic FUZEON.

Meg Malloy:           Thank you. That's very helpful. Just one follow-up. Do you have a sense of the average time between when a prescription is written and when it's actually filled?
                      Because I understand with some patients, you know, they want to go back and check in with the doctor and make sure they know how to use it before they actually fill it.

Walter Capone:        And, you know, that's a really good point. Because we've
                      spent so much time and so much effort developing the educational materials both for the healthcare practitioner as well as for the patient. And also we've heard back from physicians that as Dr. Bolognesi had described earlier that number is quite robust in terms of those that are prescribing but many of these have also said, you know, we want to be sure that we're ready when the patient comes in so that they can have the best possible start for therapy and have the best prospects for staying on therapy long term.

                      And so both patients and physicians are taking this into account as they basically get ready to start therapy. So that's been also a facet that's played a role in the time from a prescription actually being written and sent to Chronimed -- our single source distributor -- and a drug actually going to the office for a patient to come in and inject. And I think to answer the latter question with those factors taken into account usually what ends up happening is the doctor will have seen a patient who they will have been consulting and they're almost set an appointment for that patient to come in and receive their drug.

                      And that usually takes an extra week or two in the overall process. You know, at the very outset was it a little longer? Yes because it wasn't quite sure when this drug was going to be approved. And now that it is on the market and is available that uncertainty regarding when that could be arranged is now being drawn into more of that two weeks or so time frame.

Meg Malloy:           Great. Thanks a lot.

Operator:             Your next question from Joe Dougherty with Seaview
                      Securities.

Joe Dougherty:        Hey guys. Let's see. A couple questions Dani about the
                      clinical trials that you may not be able to answer right now but I'll ask them anyway. Again do you have a sense of what proportion of the patients who gave you those numbers for the control arm at 48 weeks - how many patients were still in that arm of the trial. Do you have that?

Dr. Dani Bolognesi:   Yeah. I don't have the number at the tip of my tongue but
                      it was a very small fraction of them. Most of the patients as you know switched over to FUZEON. That's a very small number left.

Joe Dougherty:        Yeah. Sounds sensible. There were some suggestions at
                      Barcelona that patients who had had breakthrough of FUZEON resistant virus might still have been getting some clinical benefit from T-20. Do you have any follow-up on that or anything...

Dr. Dani Bolognesi:   Yeah we're actually studying that question in some depth
                      as you might imagine because there is a, you know, we have criteria for virological failures that are fairly stringent in these trials. And if you use those criteria you find that virological failure is disproportionate in relationship to the number of patients that stay in the trial. So many more patients stay in the trial and continue to have benefit in spite of reaching the criteria of virological failure.

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                      There are a couple of possibilities here that we're
                      looking at. Number one, as you know there is a fitness issue that is associated with developing resistance to FUZEON. The virus does pay a price for developing mutations that, you know, make it to varying degrees resistant to FUZEON. So that virus being less fit could be potentially less pathogenic. And that's one area that we're paying quite a bit of attention to.

                      And of course the other is related just simply to the trial design. Because a virological failure - that let's say one of our criteria which is I think very stringent that if a patient were reduced by two logs or two orders of magnitude and then climbed back one log toward base line well he's considered a virological failure. But that's still getting a lot of benefit from FUZEON in relationship where he was at base line. So factors like that are playing into this Joe.

Joe Dougherty:        So did you get any sense from the three week data whether
                      that trend is, you know, is there any new directionality to that?

Dr. Dani Bolognesi:   It's a little bit early to say to what extent - how we -
                      because the data was just received recently. We're doing analyses right now on viruses that have stayed on in patients longer in the presence of FUZEON and looking at those. So we hope to be able to release that kind of information as we go forward.

Joe Dougherty:        Okay. Great. And then one last separate question if I may, do you have any update on progress in alternative administration devices, you know, pre-filled syringes, anything like that?

Dr. Dani Bolognesi:   Okay Nick is going to take over here. This is his
                      bailiwick.

Nick Ellis:           Hi Joe. We do have a product optimization group that is
                      working within the collaboration on those sorts of things.
                      I think they're making good progress. And I'm going to turn it over to Walter because he's actually head of the pilot group to give you an update on some of the more short-term product improvements that this group is considering. Walt, are you there?

Walter Capone:        Yes. The primary focus is - there are two primary efforts
                      that we're undertaking to get to your point. The first and foremost is what will enhance our patients' ability to just administer the drug itself and help facilitate that process or ease that process.

                      And then as we look to the patient once there's initiated therapy what are factors that can help keep them on as they go over time and as they continue to respond to the FUZEON.

                      So in terms of the first area clearly our ability to develop an auto-injector -- which will essentially take the syringe, put it into a device that is either spring or pneumatically operated, and inject it consistently at a specified needle depth -- will help to on the one side increase the body surface area that patients can possibly choose to inject. Also remove some of the inconsistency that is inherent in just pressing the syringe into your skin. And basically provides a big difference and a big advantage for a patient to be able to do it in that manner as opposed to just a straight syringe injection. That also might help to address some of the inconsistency that we've seen and that has contributed to some of the induration or inflammation after injection in the day or two following the injection with FUZEON. So clearly that's one area and that's one that we're proceeding on very rapidly.

                      The second result is along the lines of what we can do to perhaps move FUZEON to a once a day drug either using the current formulation or an optimized formulation. There's PK work that we're doing right now in allowing patients to evaluate the current formulation and have an administration happen just once a day so reconstitution and administration is perhaps more convenient. And that should be completed by the fall of this year. That will guide us in terms of the next steps to move forward in that front. And the formulation work is actually going on to see if we can produce volume down to - make it a one injection as opposed to a two injection. And that is still in the early phases.

Joe Dougherty:        And so is the choice of a device - do you need to wait
                      until you have the final formulation and understand the final dosing or is that something that you're going to move on with anyway.

Walter Capone:        We feel that it's a strong enough driver and that we've
                      had enough feedback -- both from patients and physicians as well as the nurses who do most of the heavy lifting in this area -- that it's something if we could do near term that we should do. So that's the manner in which we're proceeding.

Dr. Dani Bolognesi:   There's another factor that drives this that Walter
                      touched upon and I just want to say a couple more words about it. We're beginning to accrue information that injection technique can make an important difference in the injection site reaction that patients experience. And there are a couple of studies that are ongoing right now that are the basis for this.

                      And so how you inject, how deeply you inject, where you inject, at what angle you inject, and so on and so forth can make a big difference. And so this ties into the device that Walter is talking about. Because left to his own measures a patient or a patient and his partner may not be able to achieve that type of regularity. And I think this will make a significant difference in the ease that patients can administer this drug.

Nick Ellis:           Walt, this is Nick. The multi-dose vial - the progress you folks have made on that and where it fits in terms of timing, could you expand on that a bit?

Walter Capone:        Yes actually it is an approach that would benefit both -
                      and actually everything we've touched on would benefit both FUZEON as well as T-1249 ultimately. That formulation and the method of both filling and finishing a multi-dose vial, all those facets have pretty much been identified and finalized for FUZEON. Now we just have to move into completion of some stability work to finish that as well.

                      That would basically enable the patient to reconstitute one time and have enough doses for essentially two days on the FUZEON front as opposed to four separate reconstitution procedures. And it would be in a vial that could be withdrawn from four subsequent times and still be both sterile and stable. The same type of work is being evaluated for T-1249 so things are moving along very rapidly there as well.

Joe Dougherty:        Okay. Thanks very much guys.

Operator:             Your next question comes from Sharon Seiler with Punk
                      Ziegel & Company.

Sharon Seiler:        Good morning. Two clarifications and then a real question.
                      First of all in the number of patients or the demand -- the current demand for the drug -- you said that was 3,600 patients. And I just wanted to clarify that was - you said there were 1,000 patients from the clinical trials and the expanded access program that were included in that number?

Dr. Dani Bolognesi:   I said it was a bit over 1,000.

Sharon Seiler:        A bit over 1,000. And does that 3,600 include patients who are already on drug or is it just patients who are yet to receive it?

Dr. Dani Bolognesi:   It includes patients that are already on drug as well as
                      those that are about to receive it.

Sharon Seiler:        Okay. And the second question - second clarification -
                      with respect to the timing. I think I'm a little bit confused though with respect to the reimbursement and then the processing issues. Now that total now is reimbursement plus three weeks and you want to get it down to reimbursement plus one week? Or you want to get it from reimbursement plus three week to one week total?

Walter Capone:        No. Reimbursement actually - the process itself is the
                      prescription having gone into Chronimed; validation that the prescription is live; and then processing the prescription through the reimburser. And their reimbursement procedure is what's taking the rough three-[week on average time frame right now.

Sharon Seiler:        Okay. So that three weeks is including the reimbursement
                      issue?

Walter Capone:        Yes.

Sharon Seiler:        Okay. And the real question that I wanted to ask is with
                      respect to capacity and the capacity updates that you anticipate sharing with us. Does the guidance that you gave for the end of this year include any of those, you know, capacity expansions or efficiency increments?

Dr. Dani Bolognesi:   Nick is going to answer the question and then I'll
                      probably come back and tell you some more about it.

Nick Ellis:           The guidance that we gave in December is -- as Dani
                      mentioned in the script - is something that we're sticking with in terms of the numbers for '03, '04, and '05. And those numbers include improvements in the process. We've talked a bit about the additional piece of equipment that allows us to basically process more drug substance. That equipment has been purchased and I think we're still on track to have that installed later this year. So I think everything we told you in December in terms of the number of kits and how that translates into patients year-end -- minus the safety stock -- is something that we're still tracking very closely to.

Dr. Dani Bolognesi:   All right. Now in addition to that we are making progress
                      -- as I indicated in the script -- in efficiency, improvements, in capacity improvements. And these are not part of those numbers. So any upside that will occur in addition to what Nick has said we will be communicating to you throughout this year. So the numbers that - we are following the guidance that we gave you in December.
                      Everything is on track with that. The equipment piece that Nick talked is part of the increase that goes from the 2.0 metric ton to the 3.7 metric ton but there are no other improvements included in those numbers. And when those occur through other measures that we're taking we will be communicating to you.

Sharon Seiler:        Okay. And just to clarify -that piece of equipment really
                      doesn't figure into this year's numbers. That would be something that would figure into next year's numbers. Is that correct?

Dr. Dani Bolognesi:   You can assume that in general. And if there's any change
                      in that we'll let you know.

Sharon Seiler:        Okay. Great. Thank you.

Operator:             Your next question comes from Felix Baker with Baker
                      Brothers Investments.

Felix Baker:          Hi guys. I also have just a couple of follow-ups and then
                      maybe a non-FUZEON related question.

                      One is, Walter could you just without naming particular ADAPs what would be a reasonable sort of target for once the June budget cycle goes through for a sort of looking on a - if ADAPs are 15% of the market what percent of those ADAPs would we, you know, reasonably expect to be reimbursing FUZEON after the June budget cycle? Not on a state basis but on a percentage of patients treated basis.

Walter Capone:        Right. We - with the number that we have right now we're
                      at the roughly 20% level. And with the June budget cycle and the vagaries of certain state governors -- that I will not mention at this point -- that number I believe if I've got my math and my recollection all intact should be closer to 50% at that point if we look at some of the major - particularly at the major states. And then hopefully if there are any additional kinks that are being worked out for fiscal 2004 for a lot of these states that would hopefully be cleared up by the end of the summer.

Felix Baker:          Okay. Great. One other follow-up on - which goes along a
                      little bit with the sort of things that you're working on to improve patient compliance and ease. At what point will we start to get some clarity on some things you may do with FUZEON in the IIIb/IV setting?

Dr. Dani Bolognesi:   Walter, go ahead with that one.

Walter Capone:        Okay. There are a number of approaches that we're in the
                      process of finalizing right now both with our own clinical advisors as well as with some of the centers who worked with us to help to develop FUZEON right now.

                      I think given the indication that we provided earlier that QD is one area that we're moving forward on. That's actually already in process. Some of the other facets as we work through both concept and protocol development should be coming on stream third quarter or so this year. So, basically as we go through the finalization of the protocols - agreement on design - and then start working them through the process. I think that should give us the time frame that I just mentioned.

Felix Baker:          Okay. Great. And I guess maybe Dani - sort of an early
                      stage question but there's been, you know, the Journal today and other popular press people are, you know, talking about SARS and the presence of a gp-41 like mechanism and they've made reference to FUZEON. And - is that something we should care about vis-a-vis Trimeris?
                      And are you guys doing anything in that area or should we just chalk this up to the popular press being the popular press at this point?

Dr. Dani Bolognesi:   Well Felix, as you know we have had programs in other
                      viruses -- and continue to have programs in other viruses
                      -- that use a fusogenic mechanism with a transmembrane protein like gp-41. These include respiratory syncytial virus, para influenza virus, and we've also studied in the past measles virus for example.

                      It turns out that the corona viruses also have a mechanism that is very analogous to this. Otherwise stated they have heptad repeats in their transmembrane proteins that could be targets for peptide fusion inhibitors made appropriately for those targets.

                      We certainly are involved in the process at the present time. I don't want to say too much more about exactly where we are but the moment we identified - that it was identified as a corona virus and we were able to get the sequence information we could identify the heptad repeats as apparently Dr. Ho has done. And we are in the process at the moment of getting some testing done on peptide candidates and now we hear these results from David Ho are likely to be successful as well.

Felix Baker:          Okay. Great. Thanks.

Operator:             Your next question comes from Navdeep Jaikaria of Leerink
                      Swann.

Navdeep Jaikaria:     Hi. Thank you for taking the question. A quick follow-up
                      really. Could you please remind us what your guidance for sales and marketing expense for the year was?

Tim Creech:           Our guidance for our share of the sales and marketing was
                      $25 to $35 million for the year.

Navdeep Jaikaria:     Thank you very much.

Operator:             Your next question comes from Mark Attalienti with
                      Alliance Capital.

Mark Attalienti:      Hi. Good morning. I just wanted to clarify something Dr.
                      B. You said currently there's no waiting list. But you expect there might be one in the future. But how should I think about that? Shouldn't there be a bolus of patients in the beginning and then the waiting list would dissipate as time went on as you brought up manufacturing capacity?

Dr. Dani Bolognesi:   Yeah Mark actually the rationale for not developing a
                      waiting list right now is because of the state of flux that everything is in with regard to reimbursement and prescription processing and so on and so forth. So, we're in a very dynamic area right now. And it's our intention to really be able to zero in on a potential waiting list when that system comes to equilibrium. And we anticipate that that's going to be probably a couple of months from now. And when it's done we will be announcing it to you and giving you some color as to how we're going to manage it.

                      So it's really because we're very early in the process right now. And there are so many moving parts in the system as you've heard today that it would be very very difficult to institute something like that given all these changes.

Mark Attalienti:      Given you have a novel therapy for a very serious medical
                      condition wouldn't one expect an onslaught of
                      prescriptions at the beginning? What am I....

Dr. Dani Bolognesi:   No you haven't missed it. That is exactly what has
                      happened. We had a -- and I'll turn this over to Walter because he's right on top of it -- but we actually had an onslaught of prescriptions that are now converting to a more steady flow.

                      You know, this is tied in to the reimbursement process and what's going on in that side of the equation as well. Because physicians obviously need to know what drug is going to be reimbursed before they prescribe it. So you're seeing that dynamic occurring right now. Walter, do you want to amplify on that?

Walter Capone:        Sure. And actually the process that you outlined is
                      exactly what happens. There was that initial pent up demand in anticipation of FUZEON's approval that we did see - a very significant influx at the very outset. And that has converted from that, you know, a dramatic influx to a more steady stream and a steady flow on a daily basis of prescriptions we're receiving.

                      And that's why with 3,600 demand that we have right now we are actually in excess of the current supply that we have of available drug. And that supply is very much in line with the guidance we've provided as well. And given the (unintelligible) just mentioned - the supply constraint that we do have - feel that because of the evolving nature of both reimbursers ramping up in their number and then reimbursement time - basically moving and moving down as we progress forward. We feel it would be prematurely to initiate a wait list and start essentially preventing patient prescriptions from being filled before we've actually worked through some of basically the time process that's involved right now.

                      So we'd basically not be benefiting patients by initiating that waiting list right now. But we're actively, I mean, literally on a daily or an hourly basis managing this to ensure that all prescriptions that we do receive do get - all the kits that we do have do get out to every patient as quickly as possible.

Mark Attalienti:      I was just thinking a doctor wouldn't not write a
                      prescription because they thought the company was capacity constrained. I thought maybe it's more of a reimbursement thing in the beginning than a demand issue.

Dr. Dani Bolognesi:   I think you're correct.

Mark Attalienti:      Okay. Thanks very much.

Operator:             Your next question comes from Adam Cutler with Banc of
                      America Securities.

Greg Butz:            Good morning. This is actually Greg Butz. Just two
                      questions for you. First of all I know this is kinda early days still within the launch but do you think you can give us a sense of the profile of patients that have either been treated with commercial product now or are kind of working their way through the reimbursement process?

Dr. Dani Bolognesi:   Yeah that's a great question and again I'm going to turn
                      it over to Walter. By the way Walter is in Europe answering this call. I believe he's at the Global Advisory
                      Meeting for Roche and the HIV franchise right now.

                      Walter if you didn't hear that question it was, what are the characteristics of the patients that are in the queue as well as the patients that are probably on drug on right now in terms of their drug experience and so on and so forth.

Walter Capone:        I think they break down into two broad types. And I think
                      to just start up by saying it's very hard to generalize because many of these patients are very diverse in their makeup and their clinical status. But fundamentally two broad groups would be those that are very extensively treatment experienced. They've been on one or another therapy for, you know, more than the 7 year time frame average that we saw in our TORO studies. So you would say that essentially for 8 plus years they've been through 14 or more individual drugs of the 18 or so that are currently approved in their different permutations. So they're very extensively treatment experienced.

                      And they don't have a great deal in terms of active drugs that they actually can combine with FUZEON. So I'd say that they are further along both in their clinical status -- meaning that their viral loads are generally quite high and their CD4 counts are generally quite low. And that's was - if we're talking about part of the initial or the pent-up demand I think a good characterization of a lot of those early prescriptions that we end of seeing.

                      Another portion of prescriptions coming through - I think the second largest group is patients who actually do have one - perhaps more than one drug that they can combine with FUZEON, perhaps aren't quite as extensively treatment experienced. They haven't been on quite as long but they've been through some of the more effective drugs that are available in the HIV armamentarium.

                      And their physicians either due to toxicity reasons or intolerance as well as resistance - aren't willing - or are kind of loathe to prescribe the five plus medications that some of these patients might require to get an effective two or three drugs. And that's where FUZEON can come in to fill the gap that exists for these patients.

Greg Butz:            Okay. That's interesting.

Dr. Dani Bolognesi:   If I could amplify that a bit. I think this is a really
                      critical point. The data from the TORO studies -- now extended from the 24 to 48 weeks -- really speaks to that issue. What we found and we've certainly reported is that FUZEON is does contribute and have benefit in these very late stage patients even when no active drugs are present.
                      But if FUZEON is included in a regimen where there is at least one active drug then the benefit and the durability of the drug goes up dramatically. And so the patients that Walter - the second group of patients that Walter is talking about I think are the patients are more or less the ideal patients for FUZEON.

                      What we're trying to do here is not to treat a patient once all options are gone and resistance is rampant. What we'd like to do is treat patients that are in the shadow of developing resistance and be able to prevent resistance from occurring. And you do that by providing at least one partner with FUZEON to be able to achieve that. So our efforts with our data and the information that we have are really to go after these groups of patients which the physician would not want to see cascading into that last box. So in a way use FUZEON earlier or lose a potential benefit that it has.

Greg Butz:            Okay. And I guess as kind of a follow-up to that question
                      to that that second group of patients have you seen or do you expect to see any of the ongoing whether it be open label or registration trials where some of the investigational PI's like Atazanavir or Tipranavir maybe, you know, taking away patients, you know, FUZEON eligible patients and including them in those trials.

Dr. Dani Bolognesi:   No I don't. I don't think any of those types of drugs are
                      going - in fact I would say that it's those types of drugs that we would look forward to pairing with FUZEON to be able to get that one or two active drugs in the protocol that are difficult to do right now with the existing drugs. So I believe those are going to be complementary to FUZEON.

Walter Capone:        And if I could just add Dani because we had actually the
                      situation where helping - in developing (unintelligible) we've actually been tapped to provide some of our drug as part of that and some of the other experimental drugs that are in development we've been - I guess now that the clinical data has been established, now that the drug has been approved and in patients that are treatment experienced given the response that we've seen with FUZEON and the clinical benefit that they've gained FUZEON is now seen as more a core background or more backbone component of new regimens that include some of these developmental drugs -- both in the established classes and the new classes of drugs that are being developed.

Dr. Dani Bolognesi:   Thanks Walter.

Greg Butz:            And then just one last question - probably for Walter. Do
                      you have a sense of, I guess, kind of a breakdown of those patients on commercial drug as to who was being reimbursed for Medicaid. Who's been reimbursed through private payor, you know, the kind of rough ration that you've seen so far?

Walter Capone:        It is basically along the lines that Scott Levin reports
                      on patients overall.

Greg Butz:            Along the same data?

Walter Capone:        Yeah.

Greg Butz:            Okay. All right. Good enough. Thank you very much.

Dr. Dani Bolognesi:   Thanks.

Operator:             Your next question comes from Stephen Harr with Morgan
                      Stanley.

Stephen Harr:         I just want to have a quick follow-up - a point of
                      clarification Tim or Bob on the guidance you gave. A previous caller had asked for your guidance for SG&A for 2003. And I know you said $25 to $30 for a year portion.
                      And my understanding is that for the JV and then for G&A on the Trimeris balance sheet that's a $12 to $15 million guidance is that correct? Or am I confused?

Tim Creech:           You're exactly right. The 12 to 15 is basically our G&A
                      which is on the G&A line on the press release. And then 25 to 35 is our portion of the selling and marketing costs that we share with Roche will be reported as a part of the collaboration income or loss.

Stephen Harr:         Great. Thank you very much.

Operator:             Your next question comes from David Bouchey with Unterberg
                      Towbin.

David Bouchey:        Thank you. Could you give us any clarification on what the pent up demand might be in Europe assuming a launch sometime between June and September?

Dr. Dani Bolognesi:   Okay, Walter you're in Venice right?

Walter Capone:        I can tell you what it is in Italy because that's where I
                      am.

Dr. Dani Bolognesi:   Go ahead.

Walter Capone:        I think that what we've seen - we had a little bit of a
                      different situation in Europe in that one country in particular -- the largest -- that would have that kind of demand is already in the process of expanding its early access program into an ATU or basically a paying AIDS treatment initiative. So France has already begun to treat those patients that we would - we actually had as you would equate to our pent-up demand. Those that are more treatment experienced, more clinically advanced in their status and essentially very much in need of lifesaving medication like FUZEON.

                      But however that being said a similar type of situation exists in pretty much all the other countries where there's a reserve of patients that are really waiting for this drug to be approved. There are more no slots that are available in early access. So I think the proportions and the relative orders of magnitude that we saw in the United Sates along that rough 65/35 ratio would apply in Europe as well.

David Bouchey:        Okay. And how will Roche handle it? Is there going to be
                      enough product for them?

Walter Capone:        They are - I'm sorry Dani did you want to...

Dr. Dani Bolognesi:   Well the product split as we have said is the prevalence
                      data of HIV in U.S. versus EU. And that's roughly a 65 to 35 split. So that's in line with what I think is possible this year for Europe.

David Bouchey:        Okay. And let me ask you a more clinical based question.
                      What kind of evidence do you have that you can give FUZEON to first line patients in a cycling mode. For instance a patient on highly active anti-retroviral therapy would be able to take a break from that therapy, go on FUZEON as the sole treatment for some number of months and then cycle back in HAART. That way you could extend the life of the first line therapy. You could get more patients total exposed to FUZEON without dramatically increasing the need for manufacturing capacity.

Dr. Dani Bolognesi:   Okay this is an example of the type of study that is being considered for Phase III B/IV. We actually have two investigators that would like to explore that situation.
                      And I'm not going to name them right now but they're well known. And in different trials for different endpoints but basically addressing your type of question. Is there any way in which a drug like this can deal with intervening periods in discontinuations with HAART therapy.

                      I think it's a very important question. We are obviously going to get the information when those trials are done.

David Bouchey:        Okay. Thank you very much.

Dr. Dani Bolognesi:   You're welcome.

Operator:             At this time there are no further questions. Do you have
                      any closing remarks?

Bob Bonczek:          Yeah this is Bob Bonczek. I'd like to add one response to
                      Meg Malloy's earlier question. Meg asked about what the implications were for the basically the delays associated with trying to get drugs scripted, approvals, reimbursements, etc. And with respect to her question with respect to what impact that has on sales in the U.S.

                      We see a little bit of a timing issue there. And so it's a one-time thing. We don't think it's a bolus that has to work its way through the system year after year. But at least from a revenue recognition and sales standpoint over the course of 2003 we think it's going to basically take that down just a bit. And if we take the eight firms that have - that are coming to us right now and knock out the high and low for the 2003 sales projection it comes up with an average in the low $70 million range for sales for 2003. And we think that's in the upper range of our comfort zone for 2003.

                      And then again we think it'll be a little bit - it's basically it's a timing issue. That there's a little bit of a lag obviously built in based on what you've heard from Dani and from Walter. And that's a timing issue that's going to translate into a little bit a delay in revenue recognition. We think that'll take care of itself as we work our way through the end of the year. And for 2004 and beyond we don't see that as an issue at all. But just to give you a little bit more precise guidance on that.

Dr. Dani Bolognesi:   Right. And this is Dani once more thanking everyone for
                      joining us on the call today. I want to say on behalf of my colleagues here and our Roche colleagues that we're very pleased with the uptake of FUZEON, its growth rate, and the prospects for it being everything that all of us have anticipated.

                      Thanks very very much and talk to you again next quarter.

Operator:             Thank you for participating in today's conference. You may now disconnect.

                                       END